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                                                                    EXHIBIT 99.1


                                                                (PowerCerv Logo)

FOR IMMEDIATE RELEASE                                  Contact
August 23, 2001                                        Larry Alves
                                                       Chief Financial Officer
                                                       813-226-2600 ext 1019
                                                       larry.alves@powercerv.com



                     POWERCERV CLASS ACTION LAWSUIT SETTLED

TAMPA, Fla. - PowerCerv Corporation (OTCBB: PCRV) today announced that the parties to the class action suit, which has been pending in the United States District Court, Middle District of Florida, since mid-1997, (Lifsey v. Ross, et al.) have agreed to settle the matter. With no admission of liability, and subject to the court's final approval, the defendant's insurer will pay a settlement in exchange for which the plaintiffs will dismiss the case with prejudice. The Company's insurer will, at no cost to the Company, fund the settlement.

Marc Fratello, President and CEO of PowerCerv, said, "We are satisfied with the conditions of this settlement - particularly in that PowerCerv assumes no liability in the matter. I'm confident that the suit would have been dismissed a second time had the insurer not agreed to settle."

"The ordeal has repressed the Company for some time, often impeding our ability to gain new investors, partners and even clients," Fratello said. "Now that the lawsuit is behind us, I look forward to capitalizing on new opportunities that were not afforded us while beneath this dark cloud."

The parties have filed a memorandum of understanding with the court, and are presently preparing the final settlement papers for submission to the court for approval.

ABOUT POWERCERV

PowerCerv provides Integrated Enterprise Response to small-to-midsize manufacturers and distributors. Featuring fully integrated enterprise applications with innovative e-business capabilities, PowerCerv solutions enable companies to completely integrate and extend the management of front-office and back-office operations. With Integrated Enterprise Response, companies extend their enterprise operations across the virtual supply chain and successfully respond to customers, suppliers, partners and employees around the world. For more information contact PowerCerv at (813) 226-2600, fax (813) 222-0886 or visit www.powercerv.com.

Statements contained in this press release that are not historical fact are "forward looking statements" and/or statements of opinion. There can be no guarantees as to how this matter will eventually be resolved or affect it may have on the future performance of the company. Performance is subject to certain risks uncertainties and assumptions that are difficult to predict.


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400 N Ashley Drive Suite 2700  Tampa, Florida 33602  813.226.2600  813.222.0886
                               www.powercerv.com